To:	All Media
Date:	January 23, 2007

Arrow Reports Results of Operations for 2006

Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the quarter and year ended December 31, 2006.  Net income for the quarter ended December 31, 2006 was $4.3 million, representing diluted earnings per share of $.40, or 7.0% below the diluted per share amount of $.43 earned in the fourth quarter of 2005, when net income was $4.7 million. Net income for the year 2006 was $16.9 million, representing diluted earnings per share of $1.57, or 8.2% below the diluted per share amount of $1.71 earned in 2005, when net income was $18.6 million. Cash dividends paid to shareholders in 2006 totaled $.94, or 5.6% higher than the $.89 paid in 2005.

Thomas L. Hoy, Chairman, President and CEO stated, "Our fourth quarter and twelve month operating results for 2006 again reflected the impact of a lower net interest margin.  Although the Federal Reserve Bank has not changed the targeted federal funds rate since the June 2006 meeting of the Federal Open Market Committee, the Fed’s actions to raise the short-term rate 425 basis points between June 2004 and June 2006 resulted in significant increases in our funding costs. However, intermediate and longer term rates, which are more likely to influence our earning asset yields, have not risen commensurately leading to margin shrinkage.  Although earning asset yields increased steadily throughout 2006, our cost of funds rose at an even faster rate.  Net interest margin was 3.24% for the fourth quarter of 2006 compared with 3.32% for the preceding quarter and 3.46% for the same quarter last year.  Net interest margin for the year ending December 31, 2006 was 3.32% which compared with 3.64% for 2005.

Increases in other non-interest income partially offset the impact of margin compression.  An increase in assets under trust administration and investment management of $92.8 million, or 11.4%, from year-end 2005 to year-end 2006, led to a $406 thousand increase in income from fiduciary activities.  We also experienced a $583 thousand increase in fees for other services to customers and an $85 thousand increase in commission income from group health and life insurance sales.

Arrow's key profitability ratios, return on average assets and return on average equity, remained strong in 2006, but were down from 2005 levels, again principally due to margin compression.  Return on average assets for the year of 2006 was 1.11%, compared with 1.28% for the prior year, while return on average equity for 2006 was 14.38% versus 15.94% for 2005.  For the quarter ended December 31, 2006, the return on average assets was 1.11% compared with 1.23% for the same quarter in 2005, whereas return on average equity was 14.19% for the 2006 quarter as compared with 16.04% for 2005.”

Mr. Hoy further added, "Deposit balances at December 31, 2006 were $1.186 billion, representing an increase of $20.6 million, or 1.8%, from the prior year-end balance of $1.166 billion.  For the first time, loan balances outstanding exceeded one billion dollars at year-end, reaching $1.009 billion at December 31, 2006.  Loan growth totaled $12.5 million in the 12-month period, representing a 1.2% increase.  The relatively strong demand for commercial and commercial real estate credit that we experienced in 2004 and 2005 continued throughout 2006.  Commercial loans totaled $272 million at December 31, 2006, up $24 million, or 9.7%, from $248 million one year earlier.  Residential mortgage loan balances rose $12 million, or 3.2%, to $399 million from $387 million at December 31, 2005.  The volume of new residential mortgage loan originations increased over the 2005 total as attractive financing rates during 2006 continued to spur demand.  The consumer installment loan portfolio was the only loan category to decrease during 2006.  This category, primarily loans to finance motor vehicles, decreased $25 million, or 6.8%, to $337 million at year-end 2006 from $362 million at December 31, 2005.  For most of 2006 we elected not to compete aggressively in the indirect loan sector in the face of a resurgence of extremely low rates being offered by automobile manufacturers, their finance affiliates and other lenders in the marketplace.”

Mr. Hoy said, "Asset quality remained high at year-end, with nonperforming loans of $2.8 million at December 31, 2006, representing only .28% of year-end loans, but up from the ratio of .23% one year earlier.  This compared favorably with the ratio for our peer group at September 30, 2006 which was .54%.  Nonperforming assets were $3.2 million at December 31, 2006, equaling .21% of assets, up from .16% one year earlier.  Net loan losses for 2006, expressed as a percentage of average loans outstanding, were a very low .08% compared to .09% for 2005.  Arrow's allowance for loan losses amounted to $12.3 million at December 31, 2006, which represented 1.22% of loans outstanding.

Other highlights for 2006 included the distribution of a 3% stock dividend in September which effectively resulted in a fourth quarter increase in the quarterly cash dividend.  We expect to open two new branches in early 2007 situated in the northern and southern regions of our market area.  The economy of the greater Plattsburgh, New York area remains vibrant and has been a source of significant new business for us.  We have strategically located a new Glens Falls National Bank branch in South Plattsburgh on property purchased from the Plattsburgh Airbase Redevelopment Corporation on the corner of U.S. Avenue and New York Road.  A new branch for Saratoga National Bank will be located on Ballard Road in Wilton, New York, an area experiencing significant residential growth and business expansion.  The North Country Funds, which are advised exclusively by our subsidiary, North Country Investment Advisors, Inc., continued to grow, reaching a record combined balance of $176 million at year-end.”

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, NY, serving the financial needs of Northeastern New York.  Arrow is the parent of Glens Falls National Bank and Trust Company, its subsidiary, Capital Financial Group, Inc. and Saratoga National Bank and Trust Company.

The information contained in this News Release may contain statements that are not historical in nature but rather are based on management's beliefs, assumptions, expectations, estimates and projections about the future.  Examples are management’s statements about future economic conditions and anticipated business developments.  These statements are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a degree of uncertainty and attendant risk.  In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast. The Company undertakes no obligation to revise or update any forward-looking statements to reflect the occurrence of unanticipated events.  This News Release should be read in conjunction with the Company's Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2005.

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands, except per share amounts)
Unaudited
	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
Income Statement
Interest and Dividend Income	$20,831	$19,190	$80,611	$72,127
Interest Expense	9,488	7,272	34,743	24,114
Net Interest Income	11,343	11,918	45,868	48,013
Provision for Loan Losses	266	404	826	1,030
Net Interest Income After Provision for Loan Losses	11,077	11,514	45,042	46,983

Net Gain (Loss) on Securities Transactions	16	24	(102)	364
Net Gain on Sales of Loans	11	14	74	122
Net Gain on the Sale of Other Real Estate Owned	---	29	---	57
Net Gains on Sale of Premises	---	---	227	---
Income From Fiduciary Activities	1,276	1,241	5,082	4,676
Fees for Other Services to Customers	1,978	1,811	7,954	7,371
Insurance Commissions	406	351	1,768	1,683
Other Operating Income	286	220	778	675
Total Other Income	3,973	3,690	15,781	14,948

Salaries and Employee Benefits	5,599	5,155	22,096	20,693
Occupancy Expenses of Premises, Net	726	689	3,058	2,914
Furniture and Equipment Expense	625	604	2,971	2,875
Amortization of Intangible Assets	107	127	436	385
Foreclosed Property Expense	45	---	119	---
Other Operating Expense	2,018	1,953	8,127	8,322
Total Other Expense	9,120	8,528	36,807	35,189

Income Before Taxes	5,930	6,676	24,016	26,742
Provision for Income Taxes	1,635	1,986	7,124	8,103
Net Income	$ 4,295	$ 4,690	$16,892	$18,639

Share and Per Share Data [1]
Period Ending Shares Outstanding	10,587	10,677	10,587	10,677
Basic Average Shares Outstanding	10,578	10,672	10,604	10,732
Diluted Average Shares Outstanding	10,700	10,834	10,745	10,914

Basic Earnings Per Share	$ 0.41	$ 0.44	$ 1.59	$ 1.74
Diluted Earnings Per Share	0.40	0.43	1.57	1.71

Cash Dividends	0.24	0.23	0.94	0.89

Book Value	11.16	11.00	11.16	11.00
Tangible Book Value [2]	9.56	9.37	9.56	9.37

Key Earnings Ratios
Return on Average Assets	1.11%	1.23%	1.11%	1.28%
Return on Average Equity	14.19	16.04	14.38	15.94
Net Interest Margin [3]	3.24	3.46	3.32	3.64

[1] Share and Per Share amounts have been restated for the September 2006 3% stock dividend.
[2] Tangible Book Value excludes from total equity intangible assets, primarily goodwill.
[3] Net Interest Margin includes a tax equivalent upward adjustment for the fourth quarter of 15 basis points in 2006 and 18 basis points in 2005 and an upward adjustment for the twelve-month period of 16 basis points in 2006 and 18 basis points in 2005.

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands)
Unaudited

	December 31, 2006			December 31, 2005
		Fourth	Year-to-		Fourth	Year-to-
	Period	Quarter	Date	Period	Quarter	Date
	End	Average	Average	End	Average	Average
Balance Sheet
Cash and Due From Banks	$ 34,995	$ 34,018	$ 33,853	$ 35,558	$ 36,075	$ 36,312
Federal Funds Sold	9,000	17,951	8,875	---	4,842	3,060
Securities Available-for-Sale	315,886	340,686	341,789	326,363	331,251	328,404
Securities Held-to-Maturity	108,498	99,898	104,380	118,123	118,814	112,735

Loans	1,008,999	999,676	996,611	996,545	988,567	942,286
Allowance for Loan Losses	(12,278)	(12,282)	(12,263)	(12,241)	(12,216)	(12,136)
Net Loans	996,721	987,394	984,348	984,304	976,351	930,150

Premises and Equipment, Net	15,608	15,854	15,943	15,884	15,491	15,225
Goodwill and Intangible Assets, Net	16,925	16,993	17,149	17,337	17,361	15,907
Other Assets	22,584	17,772	15,990	22,034	15,844	16,923
Total Assets	$1,520,217	$1,530,566	$1,522,327	$1,519,603	$1,516,029	$1,458,716

Demand Deposits	$ 183,492	$ 184,267	$ 182,706	$ 179,441	$ 179,555	$ 174,762
Nonmaturity Interest-Bearing Deposits	559,132	570,705	574,113	610,524	622,108	610,995
Time Deposits of $100,000 or More	187,777	170,388	161,729	154,626	136,703	126,919
Other Time Deposits	255,996	259,346	248,706	221,172	214,330	198,130
Total Deposits	1,186,397	1,184,706	1,167,254	1,165,763	1,152,696	1,110,806

Short-Term Borrowings	48,324	51,788	46,044	43,054	57,817	49,493
Federal Home Loan Bank Advances	125,000	131,217	151,020	157,000	149,120	143,889
Other Long-Term Debt	20,000	20,000	20,000	20,000	20,000	20,000
Other Liabilities	22,366	22,758	20,543	16,365	20,389	17,572
Total Liabilities	1,402,087	1,410,469	1,404,861	1,402,182	1,400,022	1,341,760

Common Stock	14,300	14,300	14,033	13,883	13,883	13,623
Surplus	150,919	150,660	143,680	139,442	139,233	131,974
Undivided Profits	17,619	16,323	20,751	21,402	20,007	23,845
Unallocated ESOP Shares	(862)	(862)	(864)	(1,163)	(1,181)	(1,183)
Accumulated Other Comprehensive Loss	(7,965)	(4,645)	(5,713)	(4,563)	(4,415)	(2,281)
Treasury Stock	(55,881)	(55,679)	(54,421)	(51,580)	(51,520)	(49,022)
Total Shareholders’ Equity	118,130	120,097	117,466	117,421	116,007	116,956
Total Liabilities and Shareholders’ Equity	$1,520,217	$1,530,566	$1,522,327	$1,519,603	$1,516,029	$1,458,716

Assets Under Trust Administration And Investment Management	$906,451			$813,693

Capital Ratios
Leverage Ratio	8.63%			8.33%
Tier 1 Risk-Based Capital Ratio	13.09			12.56
Total Risk-Based Capital Ratio	14.32			13.79

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands)
Unaudited
	December 31,
	2006	2005
Loan Portfolio
Commercial, Financial and Agricultural	$ 79,581	$ 79,917
Real Estate – Commercial	192,762	168,101
Real Estate – Residential	399,446	386,902
Indirect and Other Consumer Loans	337,210	361,625
Total Loans	$1,008,999	$996,545

Allowance for Loan Losses, Fourth Quarter
Allowance for Loan Losses, Beginning of Period	$12,274	$12,211

Loans Charged-off	(353)	(437)
Recoveries of Loans Previously Charged-off	91	63
Net Loans Charged-off	(262)	(374)

Provision for Loan Losses	266	404
Allowance for Loan Losses, End of Period	$12,278	$12,241

Allowance for Loan Losses, Twelve Months
Allowance for Loan Losses, Beginning of Period	$12,241	$12,046

Loans Charged-off	(1,137)	(1,128)
Recoveries of Loans Previously Charged-off	348	293
Net Loans Charged-off	(789)	(835)

Provision for Loan Losses	826	1,030
Allowance for Loan Losses, End of Period	$12,278	$12,241

Nonperforming Assets
Nonaccrual Loans	$2,038	$1,875
Loans Past Due 90 or More Days and Accruing	739	373
Total Nonperforming Loans	2,777	2,248
Repossessed Assets	144	124
Other Real Estate Owned	248	---
Total Nonperforming Assets	$3,169	$2,372

Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Fourth Quarter Annualized	0.10%	0.15%
Net Loans Charged-off to Average Loans, Twelve Months	0.08	0.09

Provision for Loan Losses to Average Loans, Fourth Quarter Annualized	0.11	0.16
Provision for Loan Losses to Average Loans, Twelve Months	0.08	0.11

Allowance for Loan Losses to Period-End Loans	1.22	1.23
Allowance for Loan Losses to Nonperforming Loans	442.12	544.55
Nonperforming Loans to Period-End Loans	0.28	0.23
Nonperforming Assets to Period-End Assets	0.21	0.16